April 1, 2016

Versartis Presents Confirmatory 18-Month Adherence Data from Ongoing Somavaratan Extension Study at Late-Breaker Session at ENDO Annual Meeting

MENLO PARK, Calif., April 1, 2016 (GLOBE NEWSWIRE) -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), announced that adherence data from its ongoing Extension Study of somavaratan in children with GHD will be presented today in a late-breaker poster presentation at the Endocrine Society's 98th Annual Meeting & Expo (ENDO 2016), in Boston, MA. Eric Humphriss, MBA, Vice President of Clinical Operations at Versartis, will discuss the results at the Late Breaker poster session (poster LBFri-01) on Friday, April 1, 2016 from 1:15 p.m. – 3:15 p.m. Eastern Time (ET).

Children diagnosed with GHD are treated for an average duration of seven years with daily injections of rhGH, which is currently the only available therapy for GHD in the US and Europe. Treatment adherence is a known burden for GHD patients; non-compliance with daily injections has been reported in up to 66-77% of adults and children with GHD. Studies have also shown that lack of adherence can negatively impact treatment outcome.

Jay Shepard, Chief Executive Officer, commented, “We are greatly encouraged by these results that show better than 99% adherence using a twice-monthly dosing regimen in the at-home setting. The strong adherence data from the ongoing somavaratan Extension Study highlight the potential for improving patient treatment experiences, and potentially outcomes, with a longer acting form of treatment.”

Highlights from Poster Presentation

•	With at-home dosing and over 1600 doses administered at the 3.5 mg/kg twice-monthly dose and schedule, dosing adherence was 99.6%.
•	Adherence for all dosing schedules over 18 months of at-home therapy resulted in 99.7% adherence.
•	This study provides evidence that somavaratan has the potential to improve long-term adherence to growth hormone treatment in children with GHD.

The Extension Study is a long-term safety study that was initiated in March 2014 as patients completed the Phase 1b/2a clinical trial evaluating somavaratan therapy in treatment-naive, pre-pubertal GHD children. At-home dosing was initiated at the beginning of the Extension Study. For assessment of treatment adherence, dosing events were reported by the caregiver using a smartphone-compatible electronic patient-reported outcome diary (eDiary). The eDiary was programmed to provide both assigned injection volume and timing of injection. Caregivers used the eDiary to report injection volume administered and date of administration.

A Phase 3 trial (called VELOCITY) comparing 3.5 mg/kg twice-monthly somavaratan to daily rhGH using the eDiary to monitor treatment adherence is ongoing (NCT02339090).

Poster and Program Details:

Title:

"Adherence with Weekly, Twice-Monthly and Monthly Dosing Schedules of Somavaratan (VRS-317) Long Acting Growth Hormone Treatment in Children with Growth Hormone Deficiency (GHD) after 18 Months of at-Home Dosing,” Humphriss, et al.

Program: Late-Breaking Abstracts

Session: LBFri-01 - LBFri-02-LB Pediatric Endocrinology- Friday

Poster: Poster Board LBFri-01

Location: Hall AB1 (Boston Convention & Exhibit Center)

Dates: Friday, April 1, 2016: 1:15 PM-3:15 PM

The poster can be viewed at: http://ir.versartis.com/common/download/download.cfm?companyid=AMDA-2L9X4V&fileid=883572&filekey=F8DF39FA-799D-4A60-98C0-06C3320E6963&filename=ENDO_2016_Adherence_Poster.pdf and the abstract can be viewed at https://endo.confex.com/endo/2016endo/webprogram/Paper28121.html. Both the poster and abstract are also available online within the "EVENTS AND PRESENTATIONS" (http://ir.versartis.com/events.cfm) section of the Company's investor relations website at www.versartis.com.

About Versartis, Inc.
Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of growth hormone deficiency (GHD) in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. Versartis' clinical trials can be found at www.versartistrials.com. For more information on Versartis, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new chemical entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Corporate Communications:

Christine Labaree

Evergreen Communications

(650) 600-1697

christine@evergreencomms.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com